                                                                     EXHIBIT 2.2



                                   May 1, 2000




McDonough County Shopper, Inc.               Mr. James M. Helenthal
411 S. Pearl                                 c/o McDonough County Shopper, Inc.
Macomb, Illinois 61455                       Fulton County Shopper, Inc.
Attention: Mr. James M. Helenthal            411 S. Pearl
                                             Macomb, Illinois 61455

Fulton County Shopper, Inc.
411 S. Pearl
Macomb, Illinois 61520
Attention: Mr. James M. Helenthal

     RE: PURCHASE OF ASSETS OF MCDONOUGH COUNTY SHOPPER, INC. AND FULTON COUNTY
         SHOPPER, INC.

Ladies and Gentlemen:

     This letter agreement will confirm and formalize our agreement for the purchase and sale of the assets of McDonough County Shopper, Inc., an Illinois corporation ("McDonough County"), and Fulton County Shopper, Inc., an Illinois corporation ("Fulton County" and, together with McDonough County, the "Sellers"), including, but not limited to, all of the assets of the Sellers related to the publication and distribution of the publications set forth on EXHIBIT A attached hereto (the "Publications"). The business of publishing and distributing the Publications is referred to herein as the "Business".

     1. On the Closing Date (as hereinafter defined) and effective as of the close of business on April 30, 2000 (the "Closing Time"), except for the Excluded Assets (as hereinafter defined), the Sellers will sell, assign, convey, transfer and deliver to Liberty Group Illinois Holdings, Inc., a Delaware corporation, or an assignee of its rights under this Agreement in accordance with Section 14 hereof (the "Buyer"), all of the assets and properties of the Sellers of every kind and description, real, personal and mixed, tangible and intangible, including, but not limited to, (a) all rights to the use of the names "McDonough County Shopper," "Fulton County Shopper" and "Custom Marketing Materials" (and any variations thereof), (b) all circulation, customer, advertising, accounting and other business records relating to the Publications,
(c) all mailing lists, licenses, permits, claims, leasehold rights, improvements, franchises and authorizations of the Sellers, (d) all sales data, advertiser lists, customer lists, trade names, trademarks, copyrights and all other rights and privileges of the Sellers, (e) the business of the Publications as going concerns and the goodwill related to the Publications, (f) all vehicles, furniture, fixtures, equipment, computers, fixed assets, goods, tools, supplies, inventory and machinery of the Sellers, including, but not limited to, those assets listed on SCHEDULE 1 attached

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 2

hereto, (g) all accounts receivable of the Sellers ("Accounts Receivable"), (h) all rights under or pursuant to all advertising orders and contracts of the Sellers (the "Advertising Contracts"), (i) all rights under the other agreements, contracts, licenses and leases listed on SCHEDULE 2(A) attached hereto (the "Other Assumed Contracts" and together with the Advertising Contracts, the "Assumed Contracts"), and (j) the assets listed on SCHEDULE 2(B) attached hereto which were previously leased by the Sellers under the leases described in SCHEDULE 2(B) attached hereto (the "Paid Off Leases") but which are owned by the Sellers as of the Closing (the "Formerly Leased Assets"), all such assets as such assets shall exist as of the date of this Agreement or as may be acquired by the Sellers after the date hereof and prior to the Closing Date (all such assets being transferred hereunder are hereinafter collectively referred to as the "Assets"). Notwithstanding the foregoing, the Assets do not include (i) cash and cash equivalents of the Sellers on hand or on deposit in bank accounts of the Sellers, (ii) any rights under the agreements, contacts, licenses and leases listed on SCHEDULE 2(C) attached hereto (including, but not limited to, the Paid off Leases) (the "Excluded Contracts") and (iii) the two automobiles and personal office furniture and decorations currently located in James M. Helenthal's office, in each case as listed on SCHEDULE 3 attached hereto (collectively, the "Excluded Assets"). By bill(s) of sale, assignment(s), and other appropriate document(s) delivered by the Sellers to the Buyer, in form and substance acceptable to the Buyer, on the Closing Date, the Sellers shall transfer and deliver to the Buyer good and marketable title to the Assets, free and clear of any and all security interests, mortgages, charges, claims, liabilities, obligations, pledges, covenants, encumbrances, liens, assessments, leases, agreements, options, rights of first refusal, title defects, easements and burdens of every kind or nature whatsoever (collectively, "Encumbrances").

     2. (a) At the Closing (as hereinafter defined) and effective as of the Closing Time, the Buyer shall agree to assume (i) the Sellers' contractual commitments to be performed after the Closing Date under the Assumed Contracts, other than liabilities or obligations relating to breaches or defaults under the Assumed Contracts prior to the Closing, and (ii) the Current Liabilities (as hereinafter defined) (collectively, items (i) and (ii) are referred to herein as the "Assumed Liabilities"); provided, however that any such assumption by the Buyer of such Assumed Contracts shall become effective if, and at such time as, the Buyer receives all approvals necessary to perform such Assumed Contracts. At the Closing, the Buyer and the Sellers shall execute and deliver an assignment and assumption agreement evidencing the assignment and assumption of the Assumed Liabilities, in form and substance acceptable to the Buyer and the Sellers.

        (b) Except for the Assumed Liabilities, the Buyer shall not assume or be liable for, nor shall the Buyer be deemed to have assumed or be liable for, any liability or obligations of the Sellers or the Publications of any kind or nature whatsoever (including, but not limited to,

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 3

the Excluded Contracts), and the Assets shall be sold subject to no obligations or liabilities of any kind or nature whatsoever. In any event, (i) the Sellers shall pay and satisfy all of their current and non-current liabilities and obligations (other than the Assumed Liabilities) and (ii) on or prior to the Closing, the Sellers shall furnish the Buyer with appropriate evidence of (A) the satisfaction of the Sellers' indebtedness, if any, (B) the payment in full of any and all amounts payable under the Paid Off Leases and the conveyance to the Sellers of good and marketable title to the Formerly Leased Assets and (C) the release and termination of all security interests and other Encumbrances in or on any of the Assets, in each case in form and substance satisfactory to the Buyer.

     3. (a) Against transfer and delivery to the Buyer of the Assets pursuant to
Section 1 above, subject to adjustment as provided in Section 3(b) hereof, the purchase price to be paid to the Sellers by the Buyer for all of the Assets shall be an aggregate amount of Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Purchase Price"), payable as follows (i) Three Million Dollars ($3,000,000) shall be paid to the Sellers on the Closing Date (as hereinafter defined) to the Sellers (or, at the option of the Buyer, to any person or entity having a security interest or other Encumbrance in or on any of the Assets, to the extent of and in consideration for the immediate release and termination of such security interest or other Encumbrance) by wire transfer of funds to an account(s) designated by the Sellers; and (ii)(A) Two Hundred Thousand Dollars ($200,000), together with any accrued but unpaid interest thereon which shall have accrued at the T-Bill Rate (as hereinafter defined) per annum on such amount from the Closing Date through the first anniversary of the Closing Date, shall be paid to the Sellers by certified or cashier's check on the first anniversary of the Closing Date, (B) One Hundred Thousand Dollars ($100,000), together with any accrued but unpaid interest thereon which shall have accrued at the T-Bill Rate per annum on such amount from the Closing Date through the second and third anniversaries of the Closing Date, shall be paid to the Sellers by certified or cashier's check on each of the second and third anniversaries of the Closing Date, and (C) Fifty Thousand Dollars ($50,000), together with any accrued but unpaid interest thereon which shall have accrued at the T-Bill Rate per annum on such amount from the Closing Date through the fourth and fifth anniversaries of the Closing Date, shall be paid to the Sellers by certified or cashier's check on each of the fourth and fifth anniversaries of the Closing Date (collectively, the "Installment Payments"), provided, however, that notwithstanding anything herein to the contrary, the parties hereto hereby agree that the Installment Payments constitute security for the performance by each of the Sellers, the Shareholder and the Shareholder's spouse of its, his or her obligations under and pursuant to the Noncompetition Agreement (as hereinafter defined) and, in addition to any other rights or remedies that the Buyer may have under or with respect to the Noncompetition Agreement and any breach thereof, the Sellers' right to receive any unpaid Installment Payments (and any accrued but unpaid interest thereon) shall automatically

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 4


terminate in the event that any of the Sellers, the Shareholder or the Shareholders's spouse breach such Noncompetition Agreement. For purposes of this Agreement, the T-Bill Rate shall mean the interest rate payable for or with respect to United States treasury bills, as announced from time to time. The Purchase Price will be allocated among the Assets in such manner as the Sellers may reasonably determine, which determination shall be made by the Sellers within thirty (30) days of the Closing Date and shall be reasonably acceptable to the Buyer. The Sellers and the Buyer agree to report this transaction for all applicable income tax and other purposes in a manner consistent with such allocation.

          (b) (i) On the Closing Date, the Sellers shall deliver to the Buyer a list (the "Current Liability List"), including the dollar amount, of the regular trade accounts payable and accruals of expenses of the Sellers arising in the ordinary course of business consistent with past practices of the Sellers as of the Closing Time, other than income taxes. The accounts payable and accruals set forth on the Current Liability List, up to the dollar amount set forth on such list, are referred to herein collectively as the "Current Liabilities." After the Closing, the Buyer shall pay the Current Liabilities in the ordinary course of business but in no event later than ninety (90) days after the Closing.

              (ii) If the aggregate amount of the Assumed Liabilities exceeds the aggregate amount of the Collected Accounts Receivable, the Sellers shall pay to the Buyer an amount equal to such excess. Any such payment shall be made by wire transfer of immediately available funds to the Buyer on the 91st day after the Closing to a bank account designated by the Buyer.

              (iii) For purposes of this Agreement, "Collected Accounts Receivable" shall mean Accounts Receivable included in the Assets which are collected by the Buyer within ninety (90) days after the Closing Date.


              (iv) On the 91st day after the Closing, the Buyer shall assign to the Sellers its rights in all Accounts Receivable included in the Assets that are not Collected Accounts Receivable.

     4. The closing of the transactions contemplated hereby (the "Closing") shall take place by telephone and/or mail at the offices of Katten Muchin & Zavis in Chicago, Illinois at 10:00 a.m. on May 1, 2000 or at such other time and place as the parties shall mutually determine. The date of the Closing is sometimes herein referred to as the "Closing Date."

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 5


      5. Each of the Sellers hereby, jointly and severally, represents and warrants to the Buyer, as of the date hereof, as follows:

           (a) Except as set forth on SCHEDULE 5(a) attached hereto, the Sellers have good and marketable title to the Assets, free and clear of all Encumbrances. Upon consummation of the transactions contemplated hereby, the Buyer will acquire good and marketable title to the Assets, free and clear of all Encumbrances. Other than general economic conditions, there are no conditions or events known to the Sellers which would prevent continued normal operation of the Business or use of the Assets by the Buyer after the Closing or would otherwise adversely affect the ability of the Buyer to operate the Business and/or use the Assets as currently used by the Sellers.

           (b) Neither of the Sellers, nor any of the Publications nor any of the Assets is a party to or bound by any agreement, contract, license, lease, understanding, arrangement, commitment or obligation, whether oral or written, contingent, fixed or otherwise (each, a "Contract"), except as set forth on
SCHEDULE 5(b) attached hereto. The Sellers have delivered to the Buyer true, correct and complete copies of all written Contracts listed on SCHEDULE 5(b). All such Contracts are valid and in full force and effect, no default under any such Contract exists or has been declared thereunder and no basis for any such default exists. No such Contract is subject to termination, modification or acceleration as a result of the transactions contemplated hereby and all filings, consents and approvals necessary to assign and transfer any such Contracts that are included in the Assets to the Buyer have been obtained or made. The Sellers hold all licenses, permits and authorizations required for the ownership and use of the Assets and use of any real property leased by the Sellers (the "Leased Real Property"), and the operations of the Business as presently conducted or proposed to be conducted, which licenses, permits and authorizations are listed on SCHEDULE 5(b) attached hereto. The Sellers have complied with, and are in compliance with, all the terms, conditions, requirements and provisions of all such licenses, permits and authorizations. No such license, permit or authorization is subject to termination or modification as a result of the transactions contemplated hereby and all filings, consents and approvals necessary to assign and transfer all such licenses, permits and authorizations to the Buyer have been obtained or made. All insurance policies and coverage currently maintained by the Sellers and all existing claims under such insurance policies, are described on SCHEDULE 5(B).

          (c) Except as set forth on SCHEDULE 5(c) attached hereto, there are no legal, administrative, arbitration or other claims, actions, suits or proceedings, or governmental investigations, pending or threatened, against or affecting the Sellers, the Publications or the Assets (and the Sellers are not aware of any basis therefor), there has not been any such claim, action, suit or proceeding, or investigation, pending or threatened against or affecting the Sellers,

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 2


the Publications or the Assets at any time since January 1, 1997 and, to the knowledge of the Sellers, there is no basis for any such claim, action, suit, proceeding or investigation. Neither of the Sellers nor any of their officers, directors or employees is subject to any order, judgment, injunction, decree or writ relating to any of the Assets or the Publications.

          (d) The Sellers and the Business have complied, in all material respects, with, and are in compliance, in all material respects, with, all applicable federal, state and local laws and regulations relating to the employment of labor and employment practices; neither the Sellers nor the Business have engaged in any unfair labor practice. There is no collective bargaining agreement involving employees of the Sellers, there has been no attempt to organize the employees of the Sellers into a collective bargaining unit, and there is no labor strike, slowdown, stoppage, grievance or other labor difficulty pending or threatened against the Sellers or the Business (and the Sellers are not aware of any basis therefor). There is no, and since January 1, 1997 has not been any, pension, profit-sharing, savings, thrift, medical benefit, death benefit, disability, severance, stock purchase, stock option, phantom stock, vacation, sick leave, bonuses, commissions, or other fringe or employee benefit plan, policy or arrangement maintained or contributed to by the Sellers or otherwise applicable to the employees of the Sellers, except as set forth on SCHEDULE 5(d). The Sellers and the Business have complied with, and are in compliance with, all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the rules and regulations thereunder. Each employee benefit plan maintained or contributed to by the Sellers is in compliance with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other laws. Neither of the Sellers is a member of a controlled group of companies or a controlled group of trades or businesses as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA. The Sellers have made all contributions and other payments to each such employee benefit plan due or becoming due prior to the Closing. The Sellers have provided the Buyer with true and complete copies of all documents pursuant to which any such employee benefit plan is maintained and administered and the most recent annual reports (Form 5500 and attachments) for such employee benefit plan. The Sellers have not requested or received a favorable determination letter from the Internal Revenue Service with respect to any employee benefit plan that such plan is qualified under Section 401(a) of the Code. The Sellers have delivered to the Buyer a complete and accurate copy of all written employee manuals or handbooks of the Sellers. SCHEDULE 5(d) contains a correct and complete list of the names, title and compensation of all employees of the Sellers for the year ended December 31, 1998 and increases in such compensation since December 31, 1998 and the date of the last increase in such compensation for each such employee. SCHEDULE 5(d) also contains a correct and complete list of the names, title and compensation of all employees of the Sellers who were hired since January 1, 1999 or who were terminated or quit since January 1, 1999.

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 7


          (e) The Sellers, the Business and the Assets and operation thereof have complied with, and are in compliance with, all applicable federal, state and local laws and regulations, ordinances, rules and orders, including, but not limited to, those dealing with occupational safety and health and those dealing with the use, generation, storage and disposal of hazardous, toxic and polluting substances, underground storage tanks and all other environmental matters. The Sellers have not transported, generated, stored or disposed of any hazardous, toxic or polluting substances or arranged for the transportation of any such substances to any location which is listed or proposed for listing under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), or which is the subject of any federal, state or local enforcement actions or other investigations which may lead to claims against the Sellers or the Assets for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA or under applicable state laws or regulations.

          (f) All significant items of tangible personal property and assets owned or leased by the Sellers, including, but not limited to, all vehicles owned by the Sellers are described on SCHEDULE 1. The Assets include all of the assets of the Sellers shown on the balance sheets of the Sellers as of December 31, 1998, except for assets disposed of, or collected by the Sellers, in the ordinary course of business since December 31, 1998. The Assets constitute all of the assets required to operate the Business as presently conducted by the Sellers. The Sellers do not own, and have not previously owned, any real property. Except as set forth on SCHEDULE 5(f) attached hereto, all tangible personal property and assets which are included in the Assets and all Leased Real Property (including all buildings and other improvements thereon) are in good operating condition and repair, subject only to normal wear and tear. The Sellers have delivered to the Buyer true, correct and complete copies of all leases of real and personal property to which either of the Sellers is a party or by which either of the Sellers is bound. All such leases are valid and in full force and effect, no event of default has been declared thereunder and no basis for any such default exists. No such lease of real or personal property is subject to termination, modification or acceleration as a result of the transactions contemplated hereby and all filings, consents and approvals necessary to assign and transfer any such leases that are included in the Assets to the Buyer have been obtained or made.

          (g) The balance sheets of each of the Sellers as of December 31, 1998 and December 31, 1999 and the income statements for the one-year period then ended, copies of which have been delivered to the Buyer, are true, correct and complete in all material respects, are consistent with the books and records of the respective Seller, which have been maintained by the respective Seller in the ordinary course of business in accordance with the respective Seller's customary business practice, present fairly the financial condition and operations of the

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 8


respective Seller as of dates and for the periods represented thereby and have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), except as noted therein. The aggregate Gross Sales (defined below) for the Sellers for the twelve-month periods ended December 31, 1998 and December 31, 1999, were at least $1,441,797 and $1,728,301, respectively. For purposes hereof, "Gross Sales" shall mean the aggregate amount of cash received by the Sellers from all sources whatsoever, including, but not limited to, advertising sales. Since January 1, 1999, the Sellers have conducted the business and operations of the Business only in the ordinary course, and in accordance with past practices. Since January 1, 1999, there has not been any material adverse change in the business, assets, condition (financial or otherwise), operations, results of operations, prospects or rights of the Sellers and there has not been any event which has had or could have a material adverse effect on the business, assets, condition (financial or otherwise), operations, results of operations, prospects or rights of the Sellers or the Business.

          (h) The average distributions per issue for the McDonough County Shopper and the Fulton County Shopper for the twelve-month period ending December 31, 1999 were not less than _____, and _____respectively. The average distributions per issue of the Publications during the period since December 31, 1999 has not declined. The Accounts Receivable represent bona fide receivables generated in the ordinary course of business. Since January 1, 1999, the Sellers have collected their accounts receivable only in the ordinary course of business and in accordance with their past practices.

          (i) Since the date of its incorporation, each of the Sellers has been eligible to file, and has properly filed, all elections and other instruments and documents necessary to qualify as, and shall at the Closing be, an "S corporation" within the meaning of Section 1361 of the Code. Each of the Sellers has duly filed all tax reports and returns (including, but not limited to, all federal, state and local income tax, franchise tax, gross receipts, sales tax, use tax, wage tax and real and personal property tax reports and returns) required to be filed by such Seller, has paid all taxes and other charges owed by such Seller to, or claimed to be due from such Seller by, any federal, state or local taxing authority, and has withheld all taxes and other amounts required to be withheld by it by any federal, state or local taxing authority.


          (j) Except as set forth on SCHEDULE 5(j) attached hereto, to the knowledge of the Sellers, no person or entity that currently purchases advertising space on a regular basis from any of the Publications intends to reduce such purchases and no existing or potential competitor intends to take any action with respect to any market in which any of the Publications are distributed (including, but not limited to, the publication and marketing of a new publication or expanded distribution into the geographic area served by any of the Publications or the alteration

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 9


of the format, schedule, advertising rates, distribution methods or practices or marketing efforts of an existing publication). The Sellers have furnished to the Buyer (i) a list of the ten (10) businesses or entities that generated the greatest amount of advertising revenues for the Publications, as a whole, during the period from January 1, 1998 through December 31, 1998 and the period from January 1, 1999 through December 31, 1999 and (ii) a list of all advertisements published in each of the Publications during the period from January 1, 1998 through December 31, 1998 and during the period from January 1, 1999 through December 31, 1999 in exchange for goods or services, as opposed to cash payment.

          (k) Except as set forth on SCHEDULE 5(k) attached hereto, the Sellers have not used any corporate or fictitious name other than "McDonough County Shopper", "Fulton County Shopper" and "Custom Marketing Materials" and, to the knowledge of the Sellers, none of the Proprietary Rights included in the Assets conflict with or infringe upon the rights of any other person or entity. The Sellers are not aware of any claim, whether currently pending, outstanding or threatened, or of grounds for any claim, by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights of the Sellers. The Sellers own and possess all right, title and interest in and to, or have a valid and enforceable license to use, any and all Proprietary Rights necessary for the operation of the Business as currently conducted, free and clear of all Encumbrances. No person or entity is infringing upon any Proprietary Rights of the Sellers. The loss or expiration of any such Proprietary Right used by the Sellers is not threatened, pending or reasonably foreseeable. For purposes hereof, "Proprietary Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names (including the names of the Publications) and corporate names and registration and applications for registration thereof,
(iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation,
(vi) trade secrets and other confidential information (including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and advertiser and subscriber lists and information, (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

          (l) Except as set forth on SCHEDULE 5(l) attached hereto, no officer or director of the Sellers, member of management of the Sellers or any of the Publications, no member of the immediate family of the Sellers or any such person or entity, and no entity in which the Sellers or any such person or entity owns any material beneficial interest, is a party to any agreement,

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 10


contract, commitment or transaction with the Sellers or has any material interest in any property used by the Sellers.

          (m) Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full power and authority to conduct its business and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All actions of each of the Sellers and the Shareholder necessary to authorize the execution, delivery and performance of this Agreement and the Noncompetition Agreement (as hereinafter defined) and the consummation of the transactions contemplated hereby and thereby have been taken.

          (n) This Agreement and the Noncompetition Agreement has been duly executed by each of the Sellers and the Shareholder and constitutes the legal, valid and binding obligation of each of the Sellers and the Shareholder, enforceable against each of the Sellers and the Shareholder in accordance with its terms.

          (o) Neither the execution, delivery or performance by the Sellers or the Shareholder of this Agreement or the Noncompetition Agreement nor the consummation by the Sellers or the Shareholder of the transactions contemplated hereby or thereby will (a) conflict with, violate or give rise to a right of termination under, any agreement, contract or instrument by which the Sellers or the Shareholder are bound or to which the Sellers, the Shareholder or any of the Assets are subject, (b) violate any law applicable to the Sellers, the Assets or the Business, (c) adversely affect any permit, license or authorization of the Sellers, or (d) adversely affect any right, title and interest in and to the Proprietary Rights owned by the Sellers or the ability of the Buyer to use such Proprietary Rights. No consent, approval or other action by any federal, state or local governmental authority is required in connection with the execution and delivery by the Sellers or the Shareholder of this Agreement and the consummation of the transactions contemplated hereby.

          (p) All files, records and incidental documentation of the Sellers (including, but not limited to, all contracts, computer records, general ledgers, books and records, advertiser, customer and subscriber lists, contract information, credit records and other information maintained by the Sellers) are kept in the ordinary course of business in accordance with the Sellers' customary business practice.

          (q) Each parcel of Leased Real Property is in good order and repair and there are no known structural defects in or otherwise related to such Leased Real Property or mechanical defects in or otherwise related to the electrical, plumbing, drainage, sewerage, or

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 11


HVAC systems which comprise a portion of the improvements on such Leased Real Property. The Leased Real Property and improvements thereon and use thereof comply in all material respects with all applicable ordinances and regulations and zoning, building and other laws. There are no permits, licenses and other rights, contractual or otherwise, relating to or necessary for the operation of the Leased Real Property. None of the improvements located on the Leased Real Property encroaches upon land adjacent to, and all such improvements are within all applicable building lines, on such land and no buildings, structures or other improvements encroach on any parcel of the Leased Real Property.

          (r) All of the issued and outstanding securities of the Sellers are owned beneficially and of record by the Shareholder, and no other person or entity has any right under any existing contract, option, warrant, call, commitment or right of any character calling for or relating to the issuance or transfer of any securities of the Sellers.

          (s) Neither this Agreement nor any Schedule attached hereto nor any document furnished by the Sellers or the Shareholder hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact which is necessary to make the statements contained herein or therein not misleading. To the best knowledge of the Sellers, there is no material fact relating to the Sellers, the representations and warranties made by the Sellers hereunder, the Assets or the Business which might adversely affect the Assets, the Business or the Buyer, which has not been disclosed to the Buyer.

     6. From and after the Closing Date, the Sellers and James M. Helenthal (the "Shareholder") shall, jointly and severally, indemnify, defend and hold the Buyer and its successors and assigns, employees, directors, officers and other affiliates (the "Buyer Indemnified Parties") harmless from and against all claims, losses, liabilities, costs, expenses, obligations and damages, including, but not limited to, litigation costs and attorneys' fees, sustained, incurred or required to be paid by the Buyer Indemnified Parties (collectively, "Buyer's Damages") that: (a) result from or arise out of any breach or inaccuracy of any of the representations or warranties of the Sellers or the Shareholder set forth herein or in any document delivered to the Buyer in connection herewith (including, but not limited to, the Employment Agreement (as hereinafter defined) and the Noncompetition Agreement); (b) result from or arise out of any breach of any of the covenants or agreements of the Sellers or the Shareholder set forth herein or in any document delivered to the Buyer in connection herewith (including, but not limited to, the Employment Agreement and the Noncompetition Agreement); (c) relate to or arise out of the failure to comply with any "bulk sales" or similar laws applicable to the transactions contemplated hereby; (d) relate to or arise out of liabilities (including, but not limited to, tax liabilities) of, or transactions, conditions (including, but not limited to, the environmental condition or compliance

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 12


status of the Leased Real Property or other areas affected by releases at or pertaining to the Leased Real Property), or occurrences affecting, the Sellers or the Business or the operations of the Sellers or the Business or ownership or use of the Assets, which accrue, take place or exist on or prior to, or relate to events occurring, or arise at, any time prior to, the Closing Date and which do not constitute Assumed Liabilities; or (e) relate to, arise out of or in connection with any pension plans or other employee benefit plans of the Sellers or any controlled group of companies or any controlled group of trades or Business as described in Section 414(b) and 414(c), respectively, of the Code or
Section 4001 of ERISA of which such entities are a member. The Buyer Indemnified Parties shall be entitled to indemnification for Buyer's Damages up to the cumulative maximum amount of $3,500,000 (the "Indemnification Cap"); provided, however, that in no event shall the Sellers or the Shareholder be liable to any Buyer Indemnified Party for Buyer's Damages that result from or arise out of a breach of or inaccuracy with respect to a representation or warranty of the Sellers or the Shareholder until the aggregate amount of Buyer's Damages exceeds $10,000 (the "Indemnification Threshold"), at which time the Buyer Indemnified Parties may seek to recover the entire amount of Buyer's Damages. Notwithstanding the preceding sentence, the Buyer Indemnified Parties shall be permitted to make a claim against the Sellers or the Shareholder for indemnification for the breach of any of the representations, warranties, covenants or agreements of the Sellers or the Shareholder set forth herein or in any document delivered to the Buyer in connection herewith (including, but not limited to, the Employment Agreement and the Noncompetition Agreement) that is fraudulent or intentional, regardless of whether or not the aggregate of all Buyer's Damages incurred pursuant to this Section 6 exceeds the Indemnification Cap or the Indemnification Threshold at the time such claim is made. The representations and warranties contained herein, or in a certificate delivered pursuant hereto, shall survive the Closing and shall remain effective, notwithstanding any investigation made by any party hereto, for a period of two years following the Closing; provided, however, that (x) the representations and warranties set forth in Section 5(i) shall survive until thirty (30) days after the expiration of the period of limitations applicable to the tax liabilities in question (giving effect to any waiver, mitigation or extension thereof); (y) the representations and warranties set forth in Section 5(a) shall survive indefinitely; and (z) the representations and warranties set forth in Section 5(e) shall survive until the fifth anniversary of the Closing Date; provided further, that all representations and warranties shall survive without time limitation with respect to any inaccuracy therein or breach thereof notice of which shall have been duly given within such applicable period to the Sellers and the Shareholder. No right of indemnification hereunder shall be affected by any delay in giving notice to the Sellers or the Shareholder, unless, and then only to the extent that, the rights and remedies of the Sellers or the Shareholder shall have been materially prejudiced as a result of the delay in giving such notice. No right or remedy conferred in this Section 6 is intended to be exclusive of any other right or remedy available, now or hereafter, at law, in equity or otherwise.

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 13


     7. From and after the Closing Date, the Buyer shall indemnify, defend and hold the Sellers and their successors and assigns, employees, directors, officers and other affiliates (the "Seller Indemnified Parties") harmless from and against all claims, losses, liabilities, costs, expenses, obligations and damages, including, but not limited to, litigation costs and attorneys' fees, sustained, incurred or required to be paid by the Seller Indemnified Parties (collectively, "Sellers' Damages") that: (a) result from or arise out of any breach of any of the covenants or agreements of the Buyer set forth herein or in any document delivered to the Sellers in connection herewith; or (b) arise out of the operation of the Business after the Closing Date. The Seller Indemnified Parties shall be entitled to indemnification for Sellers' Damages up to the cumulative maximum amount of $3,500,000; provided, however, that in no event shall the Buyer be liable to any Seller Indemnified Party for Sellers' Damages that result from or arise out of a breach of or inaccuracy with respect to a representation or warranty of the Buyer until the aggregate amount of Sellers' Damages exceeds $10,000, at which time the Seller Indemnified Parties may seek to recover the entire amount of Sellers' Damages. No right of indemnification hereunder shall be affected by any delay in giving notice to the Buyer, unless, and then only to the extent that, the rights and remedies of the Buyer shall have been materially prejudiced as a result of the delay in giving such notice. No right or remedy conferred in this Section 7 is intended to be exclusive of any other right or remedy available, now or hereafter, at law, in equity or otherwise.

     8. The Sellers will take all actions reasonably requested by the Buyer to assist the Buyer in hiring any employees of the Sellers that the Buyer desires to hire. The Buyer has no obligation to offer employment to any of the Sellers' employees. Any employees hired by the Buyer shall be employed under terms and conditions of employment established solely by the Buyer pursuant to its hiring practices and policies. The Sellers will be liable for, and will pay, all wages, severance payments, accrued vacation and sick pay, COBRA benefits, and other amounts and benefits, if any, due to any employees with respect to services performed by such employees prior to the Closing, including, but not limited to, severance payments paid to any employee of the Sellers not hired by the Buyer. The Sellers shall comply or shall cause its insurer to comply with all requirements under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended ("COBRA"), in connection with notices of options for continuation of health care coverage under COBRA with respect to any employee of the Sellers prior to the Closing or any qualified beneficiary of such employee (as defined in COBRA).

     9. (a) The Sellers shall deliver to the Buyer, two (2) business days prior to the Closing Date, pay-off letters from each person or entity that has a security interest or other Encumbrance on or in any of the Assets on such business day such that such person's or entity's security interest in the Assets will be released upon payment in full of the amount set forth in such pay-off letter.

          (b) Prior to the Closing, the Sellers shall conduct the business and operations of the Business in the ordinary course, in accordance with past practices, and use their best efforts to preserve their business organization intact, all to the end that they may preserve their goodwill and business relationships with customers, advertisers, suppliers, employees and others. Prior to the Closing, and without limiting the generality of the foregoing, the Sellers will not: (i) sell or otherwise dispose of or lease any of the Assets,
(ii) grant any increase in the compensation of any employees, whether now or hereafter payable, or (iii) declare or make any payment or distribution to the security holder or purchase or redeem any shares of its capital stock.

     10. The Buyer's obligations to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the conditions that: 13.

          (a) All representations and warranties of the Sellers set forth in this Agreement shall be true and correct as of the date hereof and true and correct as of the Closing Date, as if made on and as of the Closing Date, the Sellers shall have complied with all covenants and conditions contained herein required to be performed or satisfied at or prior to the Closing Date and the Buyer shall have received a certificate from each of the Sellers, dated the Closing Date, to all such effects.

          (b) All documents required to be delivered by the Sellers or the Shareholder to the Buyer, and all actions required to have been taken by the Sellers or the Shareholder, at or prior to the Closing, shall have been delivered or taken.

          (c) Each of the Sellers and the Shareholder shall have entered into the Noncompetition Agreement with the Buyer, in substantially the form of EXHIBIT B attached hereto (the "Noncompetition Agreement").

          (d) None of the parties hereto shall be subject on the Closing Date to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be a pending suit or proceeding by any governmental authority or other person or entity that seeks injunctive or other relief in connection with such transactions.

          (e) All consents, approvals, authorizations and orders of federal, state or local governmental and regulatory authorities necessary to consummate the transactions contemplated by this Agreement shall have been obtained and all consents, approvals and authorizations from other third parties necessary to consummate the transactions contemplated by this Agreement or to avoid a breach or default under any of the Contracts included in the Assets in connection with

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 15


the consummation of the transactions contemplated hereby shall have been obtained and delivered to the Buyer.

          (f) The Sellers shall have cooperated with the Buyer, and taken such actions requested by the Buyer, in connection with the Buyer's due diligence review of the business, assets, contracts, results of operations, rights and prospects of the Sellers and the Business and such due diligence review shall have been completed by Buyer and the results of such due diligence review shall have been satisfactory to the Buyer, in its sole discretion.

          (g) The Buyer shall have obtained Uniform Commercial Code, fixture lien, tax lien and judgment lien searches for each of the Sellers at the state level for the State of Illinois and at the county level for McDonough and Fulton Counties in the State of Illinois and the Buyer shall be satisfied with the results of such searches.

          (h) The Sellers shall have delivered or caused to be delivered to the Buyer legal and actual possession of the Assets, together with all rights of access to the Assets, including all keys, key cards, combinations, access devices, manuals and instructional materials necessary to obtain full access to and use of the Leased Real Property and other Assets.

          (i) James M. Helenthal shall have entered into an Employment Agreement with the Buyer, dated as of the Closing Date and in the form of EXHIBIT C attached hereto (the "Employment Agreement").

     11. None of the parties hereto acknowledge that there are any bulk sales laws applicable to this transaction. Notwithstanding the foregoing, the parties hereto agree to waive the requirements of any "bulk sales" laws applicable to the transactions contemplated hereby. All bulk sales or transfer taxes relating to the sale of the Assets shall be borne solely by the Sellers. The Buyer shall pay all documentary, filing, recording and vehicle registration fees payable as a result of the transfer of the Assets hereunder. The Sellers shall furnish such information and execute such certificates and other documents as the Buyer may determine, and take such other actions as the Buyer may request, prior to and after the Closing Date, in order to obtain any available tax clearance certificates. Except as otherwise set forth in this Agreement, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, any broker's or finder's fees) shall be paid by the party incurring such costs and expenses.

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 16


     12. Each party to this Agreement represents and warrants to the other party that it has not incurred and will not incur any liability for brokerage fees, finders' fees, agents' commissions, or similar obligations in connection with this Agreement and the transactions contemplated hereby.



     13. (a) The Sellers shall cooperate with and assist the Buyer in connection with the collection of any Accounts Receivable and shall take all actions reasonably requested by the Buyer in connection therewith. The Sellers shall furnish the Buyer with a complete list of all Accounts Receivable at the Closing Date. If the Sellers receive any payment with respect to the Accounts Receivable prior to the assignment of Accounts Receivable contemplated by
Section 3(b)(iv), they shall deliver such payment in the form received to the Buyer within three (3) business days of their receipt thereof. The Sellers shall not have any claims, defenses or rights to set-off with respect to any such payments. The Sellers shall not endorse or deposit any checks or other instruments received in payment of the Accounts Receivable.

          (b) In furtherance of Section 13(a) above, the Sellers, effective upon the Closing, constitute and appoint the Buyer and its successors and assigns as the agent of the Sellers in the collection of the Accounts Receivable and the attorney-in-fact of the Sellers, with full power of substitution, to execute, sign, endorse, or deliver, in the Sellers' name, receipts or any other document necessary to evidence, collect, or otherwise realize upon any such Accounts Receivable, and to institute and prosecute, in the name of the Sellers or the Buyer but on behalf of and for the benefit of the Buyer, and at the expense of the Buyer, all proceedings and actions which the Buyer may deem desirable to collect, assert or enforce any claim, right or title of any kind in and to the Accounts Receivable, and to defend and compromise any and all actions, suits or proceedings which the owner of the Accounts Receivable is entitled to defend or compromise; provided, however, that the Buyer shall not compromise any claim, action, suit or proceeding without the approval of James Helenthal, which approval shall not be unreasonably withheld. The Sellers agree that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Sellers in any manner and for any reason (including the dissolution of the Sellers).

          (c) To the extent that the Buyer collects any payment from a debtor of the Business, such payment shall first be applied to the settlement of any Account Receivable attributable to such debtor which arose prior to the Closing Date before such payment may be applied to the settlement of an account receivable attributable to such debtor which arose after the Closing Date, except to the extent that the payment has been specifically designated by the debtor as being made in settlement of an account receivable arising after the Closing Date.

     14. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, with respect to the Shareholder, his or her

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 17


legal representatives, executors, administrators, heirs, legatees, and any other person who shall succeed to all or part of the Shareholder's estate. The Buyer's rights and obligations under this Agreement may be assigned and delegated by the Buyer to any affiliate of the Buyer. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of law rules.


     15. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original.

     16. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                              (a)  If to the Sellers or the Shareholder:

                                   McDonough County Shopper, Inc.
                                   Fulton County Shopper, Inc.
                                   P.O. Box 795
                                   Macomb, Illinois 61455
                                   Attention: James M. Helenthal

                                   With a copy to:

                                   Hartzell Glidden Tucker and Hartzell
                                   P.O. Box 70
                                   Carthage, Illinois 62321
                                   Attention: Stanley L. Tucker, Esq.

                              (b)  If to the Buyer:

                                   Liberty Group Illinois Holdings, Inc.
                                   3000 Dundee Road
                                   Suite 203
                                   Northbrook, Illinois 60062
                                   Attention: Kenneth L. Serota, President

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 18
                                   With a copy to:

                                   Katten Muchin & Zavis
                                   525 West Monroe Street
                                   Suite 1600
                                   Chicago, Illinois 60661
                                   Attn: Kenneth W. Miller, Esq.

     17. The Sellers shall from time to time after the Closing, at the Buyer's request and without further consideration, execute and deliver or cause to be executed and delivered such instruments of transfer, conveyance and assignment (in addition to those delivered at the Closing) prepared by the Buyer, and take or cause to be taken such other action, as the Buyer may reasonably require, to more effectively transfer, convey and assign to, and to put the Buyer in actual possession and control of, the Assets, or to permit Buyer to more effectively perform the Assumed Liabilities.

     18. No person who is not a party to this Agreement, including, without limitation, any employee or former employee of the Sellers, shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement. This Agreement, including the Exhibits and Schedules attached hereto (and any other instruments executed and delivered at the Closing), embodies the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement or the Exhibits and Schedules attached hereto.

     19. Within ten (10) days after the Closing, each of the Sellers shall amend its articles of incorporation so as to change its name to a dissimilar name not utilizing the phrase "McDonough County Shopper, Inc." "Fulton County Shopper, Inc." or any derivation thereof and shall forever cease and refrain from utilizing, or doing business as or under, or otherwise exploiting, the name "McDonough County Shopper, Inc.", "Fulton County Shopper, Inc." or any derivation thereof; provided, however, that the Sellers shall be permitted, during the period from the Closing Date until June 30, 2000, (a) to continue to use the name "McDonough County Shopper, Inc." or "Fulton County Shopper, Inc." with respect to its checking accounts and checks drawn thereon for the purpose of settling its liabilities after the Closing and (b) to use the name "McDonough County Shopper, Inc." or "Fulton County Shopper, Inc." in connection with the

McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 19


collection of all Accounts Receivable that are not Collected Accounts Receivable and are assigned by the Buyer to the Sellers in accordance with Section 3(b)(iv) above.


     20. After the Closing Date and as long as the Buyer is the sole owner of any particular Publication, for a period of five (5) years after the Closing Date, the Buyer shall provide the Sellers with access, upon reasonable notice, at reasonable times and at Sellers' cost and expense, to such books and records of the Sellers relating solely to periods prior to the Closing Date and included in the Assets as may be reasonably necessary for any of them to prepare and file any and all tax returns required to be filed with any taxing authority and/or to respond to and conduct any tax audits and other tax determinations or proceedings relating solely to such periods.


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
McDonough County Shopper, Inc.
Fulton County Shopper, Inc.
Mr. James M. Helenthal
May 1, 2000
Page 20


     This letter agreement has been executed and delivered to you in duplicate. If it accurately reflects our agreements, kindly so indicate by executing both counterparts hereof in the space provided below, retaining one counterpart for your records and returning the other counterpart to the undersigned. This letter will then constitute a binding agreement between us.

                                        Yours truly,

                                        LIBERTY GROUP ILLINOIS HOLDINGS, INC.


                                        By:
                                           -------------------------------------
                                        Title:
                                             -----------------------------------

Accepted and agreed as of this 1st day of May, 2000

MCDONOUGH COUNTY SHOPPER, INC.


By:
   -------------------------------------
Title:
      ----------------------------------

FULTON COUNTY SHOPPER, INC.


By:
   -------------------------------------
Title:
      ----------------------------------



----------------------------------------
James M. Helenthal

                                    EXHIBIT A


McDonough County Shopper

Fulton County Shopper

                             SCHEDULES AND EXHIBITS

Exhibit A - Publications
Exhibit B - Form of Noncompetition Agreement
Exhibit C - Form of Employment Agreement

Schedule 1     -  Assets
Schedule 2(a)  -  Assumed Contracts
Schedule 2(b)  -  Paid Off Leases
Schedule 2(c)  -  Excluded Contracts
Schedule 3     -  Excluded Assets
Schedule 5(a)  -  Title To Assets
Schedule 5(b)  -  Contracts
Schedule 5(c)  -  Litigation
Schedule 5(d)  -  Employee Benefit Plans
Schedule 5(f)  -  Condition of Assets
Schedule 5(j)  -  Advertising Customers
Schedule 5(k)  -  Fictitious Names
Schedule 5(l)  -  Affiliate Transactions